EX-28.d.2.i

SUB-ADVISORY AGREEMENT

AGREEMENT dated this 5th day of December, 2006, among DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation (the “Fund”), DIMENSIONAL FUND ADVISORS LP, a Delaware limited partnership (“DFA”), and DIMENSIONAL FUND ADVISORS LTD., a company organized under the laws of England (“DFAL”).
WHEREAS, DFA is the investment advisor to all the portfolios of the Fund, including the DFA International Real Estate Securities Portfolio (the “Portfolio”); and
WHEREAS, the Portfolio invests in securities of issuers associated with international markets designated by the Investment Committee of DFA, as categorized, defined, and limited in accordance with the Fund’s prospectus; and
WHEREAS, DFAL personnel have expertise in certain business areas pertinent to the business operations of the Portfolio and the selection of brokers or dealers and the execution of trades with respect to international markets equity stocks; and
WHEREAS, DFA wishes to retain DFAL as sub-advisor with respect to the Portfolio, and DFAL wishes to act as sub-advisor, upon the terms hereinafter set forth.
NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions contained herein, the parties hereto agree as follows:
1. Services to Be Performed.  DFA hereby employs, subject to approval by the Board of Directors of the Fund, and supervision by DFA, DFAL to furnish, at DFAL’s expense, the services described below with respect to the Portfolio:
DFAL shall have the authority and responsibility to select brokers or dealers to execute purchases and sales of eligible securities for the Portfolio.  Such authority and responsibility shall include, without limitation, the maintenance of a trading desk for the Portfolio; the determination of the best and most efficient means of purchasing and selling such portfolio securities in order to achieve best price and execution; and the allocation of trades among brokers and dealers, including any affiliate of the Fund or of any investment advisor or affiliate thereof, subject to Section 17 of the Investment Company Act of 1940 (the “1940 Act”).  In carrying out its obligations hereunder, DFAL will act with a view to the Portfolio’s objectives, as set forth in the Fund’s registration statement, and otherwise communicated to DFAL by DFA, including the objectives of receiving best price and execution for portfolio transactions and of causing as little price fluctuation in the market prices of stocks being purchased or sold as possible in light of the size of the transaction being executed.  DFA will advise DFAL of changes in the Fund’s Articles of Incorporation, By-Laws, and registration statement, and any objectives not appearing therein as they may be relevant to DFAL’s performance under this Agreement.  DFA will furnish to DFAL reports on cash available for investment and needed for redemption payments.  DFA shall be responsible to the Fund for the preparation of schedules of securities eligible for purchase and sale by the Portfolio (“execution schedules”), and shall prepare such schedules on at least a semi-annual basis, it being understood that DFA may consult with DFAL in connection therewith, and may delegate to DFAL the preparation of such schedules.  On at least a semi-annual basis, DFA will review the Portfolio’s holdings, make, itself or in consultation with DFAL, any necessary adjustments to the execution schedules, and review the securities trading process and executions.  DFAL is authorized to have orders executed for more or fewer shares than set forth on the execution schedules when market conditions and other factors permit or require, provided that such variances from the execution schedules are within the parameters agreed to by DFA from time to time or in specific cases.  DFAL shall report the results of all trading activities and all such other information relating to portfolio transactions for the Portfolio as DFA may reasonably request, on a daily basis to DFA and any other entity designated by DFA, including without limitation the custodian of the Fund.  DFAL shall review and coordinate its agency trading and execution strategies, practices, and results with DFA as frequently as reasonably requested.
DFAL shall maintain, and periodically review with DFA and the Fund, policies and procedures necessary to ensure the effectiveness of on-line communications systems between DFAL, DFA, and the Fund.
DFAL shall periodically provide DFA with data concerning certain international markets; and it shall maintain and provide to DFA current financial information with respect to specific international equity stocks on the execution schedules.  DFAL shall also furnish DFA with advice and information regarding securities of international companies, and shall provide DFA with such recommendations in connection with the investment therein by the Portfolio as DFAL shall deem necessary and advisable in light of the investment objective and policies of the Portfolio.
2. Compensation.  For the services provided by DFAL hereunder, DFA shall pay DFAL a fee equal to £ 50,000 per year, to be paid on a quarterly basis.  In the event that this Agreement is terminated at other than quarter-end, the fee for such quarter shall be prorated.
3. Liability of DFAL.  Except as provided by the next sentence, DFAL shall not be liable for any error of judgment or of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith, or gross negligence on the part of DFAL in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.  The foregoing sentence does not apply to any liability which DFAL or any affiliate thereof may have arising out of the execution by it of portfolio transactions for the Fund.
4. Term.  This Agreement shall become effective on December 5, 2006 and shall remain in effect until December 5, 2008, unless sooner terminated as hereinafter provided and shall continue in effect from year to year thereafter, but only so long as such continuance is specifically approved, at least annually, by (a) the vote of a majority of the Fund’s directors, or (b) the vote of a majority of the outstanding voting securities of the Portfolio, and (c) the vote of a majority of those directors who are not parties to this Agreement or interested persons of any such party (except as directors of the Fund) cast in person at a meeting called for the purpose of voting on such approval.  The terms “interested persons” and “vote of a majority of the outstanding voting securities” shall have the meanings respectively set forth in Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

This Agreement may be terminated by DFA or by DFAL at any time, without penalty, on ninety (90) days’ written notice to the other party hereto, and may also be terminated at any time without penalty by the Board of Directors of the Fund or by vote of the holders of a majority of the outstanding voting securities of the Portfolio on sixty (60) days’ written notice to DFAL by the Fund.
This Agreement shall automatically terminate in the event of its assignment.  The term “assignment,” for this purpose, shall have the meaning set forth in Section 2(a)(4) of the 1940 Act.
This Agreement shall automatically terminate with respect to the Portfolio in the event that the Investment Advisory Agreement for the Portfolio between DFA and the Fund is terminated, assigned, or not renewed.
5. Notice.  Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notices.
6. Governing Law and Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act of 1940 and any rules and regulations promulgated thereunder. The parties agree and consent to the jurisdiction of the State and federal courts of Maryland.

7.	Schedules. Schedules to this Agreement form a part of it.

IN WITNESS WHEREOF, DFA, DFAL, and the Fund have caused this Agreement to be executed as of the day and year above written.
DIMENSIONAL FUND ADVISORS LP

By: DIMENSIONAL HOLDINGS INC.,
 General Partner

By:  /s/ Julie Henderson
Name   Julie Henderson
Title   VP and Controller

DIMENSIONAL FUND ADVISORS LTD.

By:  /s/ Catherine L. Newell
Name   Catherine L. Newell
Title   Vice President and Secretary

DFA INVESTMENT DIMENSIONS GROUP INC.

By:  /s/ Valerie A. Brown
Name   Valerie A. Brown
Title   Vice President

Schedule to Sub-Advisory Agreement

Customer Categorisation

The Fund is a market counterparty of DFAL within the meaning of the FSA Handbook of Rules and Guidance and DFAL will provide its services to the Fund on that basis.
5